www.aviatnetworks.com

Aviat Networks Relocates Corporate Headquarters to Austin, Texas

AUSTIN, Texas - November 25, 2019 - Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in wireless transport solutions, today announced that it has relocated its corporate headquarters from Milpitas, CA to Austin, TX, a move designed to expand access to a greater talent pool of professionals and drive innovation, while facilitating the Company’s anticipated growth over the coming years.
The Company already has a strong presence in Texas, with facilities in Austin and San Antonio. Milpitas will continue to serve as one of the Company’s Centers of Excellence, housing the Advanced Technology, Corporate Strategy and Marketing, Technical Accounting Operations, and West Coast Sales and Field Services teams.
Stan Gallagher, Interim Chief Executive Officer and Chief Operating Officer will be relocating to Austin, TX, joined by some of the executive leadership team members, who are already based in the area. There is no restructuring plan associated with this transition and the Company does not anticipate any incremental operating expenses as a result.
Mr. Gallagher commented, “Following a strategic site review and looking at the next phase of our growth plans, we concluded that Austin is the best location for our headquarters. We have had more customer site visits in Austin than any of our other North American locations, and this decision should further enhance our already strong relationships with customers and prospects. We see significant avenues to expand in the coming years, and are making the right investments and moves that will lead to a stronger Aviat.”
About Aviat Networks
Aviat Networks, Inc. is the leading expert in wireless transport solutions and works to provide dependable products, services and support to its customers. With more than one million systems sold into 170 countries worldwide, communications service providers and private network operators including state/local government, utility, federal government and defense organizations trust Aviat with their critical applications. Coupled with a long history of microwave innovations, Aviat provides a comprehensive suite of localized professional and support services enabling customers to drastically simplify both their networks and their lives. For more than 70 years, the experts at Aviat have delivered high performance products, simplified operations, and the best overall customer experience. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.
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Media Contact: Gary Croke, Aviat Networks, Inc., gary.croke@aviatnet.com
Investor Contact: Glenn Wiener, GW Communications, gwiener@GWCco.com or 212-786-6011